EX-23.1

Child, Van Wagoner & Bradshaw, PLLC

5296 S. Commerce Dr., #300
Salt Lake City, Utah 84107
Telephone (801) 281-4700
Facsimile (801) 281-4701

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
TBC Global News Network, Inc.

We hereby consent to the incorporation by reference of our report dated April 15, 2010, with respect to the financial statements of TBC Global News Network, Inc. for the years ended December 31, 2009 and 2008, appearing in the Annual Report on Form 10-K of TBC Global News Network, Inc. for the year ended December 31, 2009, in the Registration Statement of TBC Global News Network, Inc. on Form S-8 to be filed on or about April 21, 2010.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
April 21, 2010